Amendment to

Investment Advisory Agreement between
Tributary Capital Management, LLC and Tributary Funds, Inc (formerly known as “First Focus Funds, Inc.”)

This Amendment is made by and between Tributary Capital Management, LLC, a Colorado limited liability company (“Adviser”) and the Tributary Funds, Inc. formerly known as First Focus Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation (“Company”).

Whereas, the Adviser and Company entered into an Investment Advisory Agreement effective as of May 3, 2010 (“Agreement”), whereby the Company retained the Adviser to furnish investment advisory and administrative services to certain investment portfolios of the Company.

Whereas, pursuant to the Agreement, the parties have agreed to amend Schedule A of the Agreement to add the Tributary Small/Mid Cap Fund.

Now Therefore, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A dated on or around ____________, 2017 is amended to include the Tributary Small/Mid Cap Fund.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with the terms.

In Witness Whereof, the Adviser and Company have caused this Amendment to be executed as of __________, 2017 effective at the commencement of the Tributary Small/Mid Cap Fund operations. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Tributary Funds, INC		Tributary Capital Management, LLC

By:		By:
Name:	Stephen C. Wade	Name:	Mark A Wynegar
Title:	President	Title:	President

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Amendment to
Schedule A
to the
Investment Advisory Agreement
Between
Tributary Funds, Inc. and Tributary Capital Management, LLC
Dated ________, 2017

Name of Fund	Compensation*	Effective Date
Tributary Short/Intermediate Bond Fund	Annual rate of fifty one‑hundredths of one percent (.50%) of the Fund's average daily net assets	May 3, 2010
Tributary Income Fund	Annual rate of sixty one‑hundredths of one percent (.60%) of the Fund's average daily net assets	May 3, 2010
Tributary Nebraska Tax-Free Fund	Annual rate of forty one‑hundredths of one percent (.40%) of the Fund's average daily net assets	December 31, 2015
Tributary Balanced Fund	Annual rate of seventy‑five one‑hundredths of one percent (.75%) of the Fund's average daily net assets	May 3, 2010
Tributary Growth Opportunities Fund	Annual rate of seventy‑five one‑hundredths of one percent (.75%) of the Fund's average daily net assets	May 3, 2010
Tributary Small Company Fund	Annual rate of eighty‑five one‑hundredths of one percent (.85%) of the Fund's average daily net assets	May 3, 2010
Tributary Small/Mid Cap Fund	Annual rate of eighty-five one-hundredths of one percent (.85%) of the Fund’s average daily net assets	_______, 2017

*	All fees are computed daily and paid monthly

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